UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2010
PHI, INC.
(Exact name of registrant as specified in its charter)

Louisiana	0-9827	72-0395707
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 SE Evangeline Thruway, Lafayette, Louisiana	70508
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 235-2452
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 16, 2010, PHI, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with respect to the sale of $297,000,000 aggregate principal amount of 8.625% Senior Notes due 2018 (the “Notes”) to UBS Securities LLC (the “Initial Purchaser”) in accordance with a private placement conducted pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Concurrently, the Company entered into separate agreements (collectively, the “Director Purchase Agreements”) with certain of its directors, including its Chairman and Chief Executive Officer, with respect to the sale of $3,000,000 aggregate principal amount of 8.625% Senior Notes due 2018 (the “Regulation D Notes” and, together with the Notes, the “2018 Notes”) to such directors in a separate private placement pursuant to Regulation D promulgated under the Securities Act. The closing of the sale of the 2018 Notes is expected to occur on September 23, 2010 (the “Closing Date”), subject to the satisfaction of customary closing conditions.
     The Company’s domestic subsidiaries, International Helicopter Transport, Inc., PHI Tech Services, Inc., Air Evac Services, Inc., PHI Air Medical, Inc., Petroleum Helicopters International, Inc., Helicopter Management, L.L.C., Helicopter Leasing, L.L.C., HELEX, L.L.C., Sky Leasing, L.L.C., Vertilease, LLC and Leasing Source, LLC (collectively, the “Subsidiary Guarantors”), are each party to the Purchase Agreement and the Director Purchase Agreements as guarantors of the 2018 Notes.
     The Purchase Agreement contains customary representations and warranties on the part of the parties. The Company has agreed to indemnify the Initial Purchaser against certain liabilities, including under the securities laws, or to contribute to payments that it may be required to make in that respect.
     The net proceeds from the sale of the 2018 Notes are approximately $294.8 million (after deducting estimated offering fees and expenses). The 2018 Notes will be due on October 15, 2018, will be unconditionally guaranteed on a senior basis by the Subsidiary Guarantors, and will be general, unsecured obligations of the Company and the Subsidiary Guarantors. Interest will be payable semi-annually on October 15 and April 15 of each year, beginning April 15, 2011. The Company will have the option to redeem some or all of the 2018 Notes at any time on or after October 15, 2014 at specified redemption prices, and prior to that time pursuant to certain make-whole provisions.
     The indenture governing the 2018 Notes, which will be entered into on the Closing Date, will contain restrictive covenants, including limitations on incurring indebtedness, creating liens, selling assets and entering into certain transactions with affiliates. The covenants will also limit the Company’s ability to pay cash dividends on common stock, repurchase or redeem common or preferred equity, prepay subordinated debt and make certain investments. Upon the occurrence of a “Change in Control” (as defined in the indenture), each holder of the 2018 Notes will have the right to require the Company to purchase that holder’s notes for a cash price equal to 101% of their principal amount. Upon the occurrence of an “Event of Default” (as defined in the indenture), the trustee or the holders of the 2018 Notes may declare all outstanding 2018 Notes to be due and payable immediately.

     The Notes are being offered by the Initial Purchaser only to qualified institutional buyers in accordance with Rule 144A under the Securities Act, and to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act. The Regulation D Notes are being offered by the Company pursuant to a private placement to certain of its directors. The 2018 Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction. Unless they are so registered, the 2018 Notes may be offered and sold only in transactions that are exempt from registration under the Securities Act and the applicable securities laws of other jurisdictions.
     In connection with the closing of the transactions contemplated by the Purchase Agreement, on the Closing Date the Company and the Initial Purchaser will enter into a registration rights agreement, pursuant to which the Company will agree to offer to exchange the Notes for a new issue of substantially identical notes registered under the Securities Act.
     A copy of the Purchase Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The description of the Purchase Agreement contained herein is qualified in its entirety by the full text of such exhibit.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
(a) See Item 1.01which is incorporated herein by reference.
Item 8.01 Other Events.
     On September 16, 2010, the Company issued a press release announcing the pricing of its offering of $300 million of new senior notes due 2018. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Purchase Agreement dated as of September 16, 2010 by and among PHI, Inc., the Subsidiary Guarantors party thereto and UBS Securities LLC.

99.1	Press release by PHI, Inc., dated September 16, 2010, announcing the pricing of its offering of $300 million of senior notes due 2018.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHI, INC.
Date: September 16, 2010	By:	/s/ Michael J. McCann
		Name:	Michael J. McCann
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase Agreement dated as of September 16, 2010 by and among PHI, Inc., the subsidiary guarantors party thereto and UBS Securities LLC.
99.1	Press release by PHI, Inc., dated September 16, 2010, announcing the pricing of its offering of $300 million of senior notes due 2018.